Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of April 17, 2023, DXP Enterprises, Inc. (“DXP”, the “Company”,” “we,” “us,” and “our”) has 17,732,996 shares of common stock, $0.01 par value per share (“Common Stock”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended, and our Bylaws (“Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part, and certain applicable provisions of the Texas Business Organizations Code, as amended (the “TBOC”).

Authorized Capital Stock

The Company has an authorized capitalization of 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $1.00 par value, of which 1,000,000 shares have been designated Series A Preferred Stock and 1,000,000 shares have been designated Series B Convertible Preferred Stock. We have reserved a total of (i) 1,000,000 shares of our common stock for grants of options and restricted stock awards under our stock plans and (ii) 840,000 shares of our common stock for conversion of Series B Convertible Preferred Stock. As of April 17, 2023, there were 17,732,996 shares of common stock, 1,122 shares of Series A Preferred Stock and 15,000 shares of Series B Convertible Preferred Stock outstanding. As of April 17, 2023, there were 366 holders of record of common stock, four holders of Series A Preferred Stock and three holders of Series B Convertible Preferred Stock.

Common Stock

    Dividend Rights

Subject to the preferential rights of any holders of any outstanding series of preferred stock, the holders of shares of Common Stock shall be entitled to equally receive any dividends or distributions if and when declared by the board of directors of the Company (the “Board of Directors”) out of any funds legally available for that purpose.
    Voting Rights
Each share of Common Stock entitles the holder thereof to one vote, in person or by proxy, at any and all meetings of the shareholders of the Company on all propositions presented to the shareholders generally. Except as specifically provided in the TBOC, or in the Company’s Restated Articles of Incorporation, as amended, the affirmative vote required for stockholder action shall be that of holders of a majority of the shares entitled to vote and represented at a meeting at which a quorum is present. Voting is non-cumulative.
    Liquidation Rights
Subject to the required cash payments to the Series A Preferred Stock and the Series B Convertible Preferred Stock and the prior rights of any other series of preferred stock then outstanding, after payment of liabilities the remainder of the assets of the Company, if any, shall be divided and distributed ratably among the holders of the Series B Convertible Preferred Stock and the Common Stock.
    Other Rights and Preferences
Our Common Stock has no sinking fund or redemption provisions. Our Common Stock holders have no preemptive, conversion or exchange rights.

Exhibit 4.6

    Preferred Stock Issuances
The Company’s Restated Articles of Incorporation, as amended, allow the Board of Directors to issue shares of preferred stock without shareholder approval on such terms as the Board of Directors may determine. The rights of all the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.
    Certain Anti-Takeover Effects
The Company’s Restated Articles of Incorporation, as amended, and Bylaws contain certain provisions that could make the acquisition of the Company by means of a tender or exchange offer, a proxy contest or otherwise more difficult. The description of such provisions, set forth below, is intended only as a summary and is qualified in its entirety by reference to the Restated Articles of Incorporation, as amended, and Bylaws. Moreover, certain provisions of TBOC may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction or other attempts to influence or replace the Company’s incumbent directors and officers. These provisions are summarized below.
Preferred Stock. The Restated Articles of Incorporation, as amended, authorize the Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series without shareholder approval on such terms as the Board of Directors may determine. The rights of all the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Our Restated Articles of Incorporation, as amended, also do not allow cumulative voting in the election of directors. The Company believes that the ability of the Board of Directors to issue one or more series of preferred stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by the Company’s shareholders, unless such action is required by the Restated Articles of Incorporation, as amended, applicable laws or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded.
Although the Board of Directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror otherwise would be able to change the composition of the Board of Directors, including a tender or exchange offer or other transaction that some or a majority of the Company’s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.
Requirements for Advance Notification of Stockholder Nominations and Proposals. The Bylaws provide advance notice procedures for shareholders to nominate candidates for election as directors at our annual and special meetings of shareholders and for shareholders seeking to bring business before its annual meeting. The Bylaws also specify certain requirements regarding the form and content of a shareholder’s notice.
Special Meeting of Shareholders. The Bylaws provide that special meetings of shareholders may be called by the President or the Chairman of the Board of Directors and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors or at the request in writing of shareholders owning 30% of the capital stock of the Company issued and outstanding and entitled to vote. Such provisions, together with the other anti-takeover provisions described herein, could also have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of the Company.
No Cumulative Voting. Holders of our Common Stock do not have cumulative voting rights in the election of directors.
Amendments of the Bylaws. Our Bylaws may only be adopted, amended, or repealed by the Board of Directors exclusively, and not by shareholders.

Exhibit 4.6

Texas Anti-Takeover Law. Section 21.606 of the TBOC imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliated shareholders. In particular, Section 21.606 prohibits certain mergers, sales of assets, reclassifications and other transactions (defined as business combinations) between a shareholder beneficially owning 20% or more of the outstanding voting stock of a Texas public corporation (such shareholder being defined as an affiliated shareholder) for a period of three years following the date the shareholder acquired the shares representing 20% or more of the corporation’s voting power unless two-thirds of the outstanding voting stock not beneficially owned by the affiliated shareholders or their affiliates approve the transaction at a meeting held for that purpose no earlier than six months after the affiliated shareholder acquires that ownership. The provisions requiring such a vote of shareholders do not apply to a transaction with an affiliated shareholder if such transaction or the purchase of shares by the affiliated shareholder is approved by the board of directors before the affiliated shareholder acquires beneficial ownership of 20% of the shares. Section 21.607 contains a provision that allows a corporation to elect out of the statute by an amendment to its certificate of formation or bylaws. Neither our Restated Articles of Incorporation nor our Bylaws exempts us from the restrictions imposed under Section 21.606. Section 21.606 could have the effect of delaying, deferring or preventing a change in control of the Company.
Listing
Our Common Stock is listed on The NASDAQ Global Select Market under the symbol “DXPE.”
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.